                                                 Exhibit 99.1

BARINGS BDC, INC. REPORTS THIRD QUARTER 2025 RESULTS
CHARLOTTE, N.C., November 6, 2025 - Barings BDC, Inc. (NYSE: BBDC) (“Barings BDC” or the “Company”) today reported its financial and operating results for the third quarter of 2025.
Highlights

	Three Months Ended		Three Months Ended
Income Statement	September 30, 2025		June 30, 2025
(dollars in millions, except per share data)	Total Amount	Per Share(1)	Total Amount	Per Share(2)
Net investment income	$33.6	$0.32	$29.8	$0.28
Net realized gains (losses)	$(1.3)	$(0.01)	$(15.2)	$(0.14)
Net unrealized appreciation (depreciation)	$(8.8)	$(0.08)	$5.9	$0.06
Net increase in net assets resulting from operations	$23.6	$0.22	$20.6	$0.20
Regular dividends paid		$0.26		$0.26
Special dividends paid		$0.05		$0.05
(1) Based on weighted average shares outstanding during the period of 105,158,938.
(2) Based on weighted average shares outstanding during the period of 105,232,015.

Investment Portfolio and Balance Sheet
(dollars in millions, except per share data)	As of September 30, 2025	As of June 30, 2025	As of March 31, 2025	As of December 31, 2024
Investment portfolio at fair value	$2,536.3	$2,623.9	$2,571.2	$2,449.3
Weighted average yield on performing debt investments (at principal amount)	9.8%	9.8%	9.9%	10.2%

Total assets	$2,821.9	$2,793.3	$2,791.3	$2,695.7
Debt outstanding (principal)	$1,629.0	$1,572.3	$1,522.3	$1,463.6
Total net assets (equity)	$1,166.8	$1,175.8	$1,188.8	$1,190.4
Net asset value per share	$11.10	$11.18	$11.29	$11.29
Debt-to-equity ratio	1.40x	1.34x	1.28x	1.23x
Net debt-to-equity ratio (adjusted for unrestricted cash and net unsettled transactions)	1.26x	1.29x	1.24x	1.16x
Third Quarter 2025 Results
Commenting on the quarter, Eric Lloyd, Chief Executive Officer of Barings BDC, stated, “Our portfolio continued to deliver in the third quarter, highlighted by net investment income of $0.32 per share, fully covering both our regular and special dividends. Our disciplined investment approach continues to drive strong credit outcomes. During the quarter we deployed almost $150 million across new and existing portfolio companies, maintaining our focus on rigorous credit selection and delivering attractive risk-adjusted returns. Supported by the strength and scale of the Barings platform and our talented team, we remain confident in the durability of our portfolio and our ability to deliver long-term value for shareholders.”
During the three months ended September 30, 2025, the Company reported total investment income of $72.4 million, net investment income of $33.6 million, or $0.32 per share, and a net increase in net assets resulting from operations of $23.6 million, or $0.22 per share.

Net asset value (“NAV”) per share as of September 30, 2025 was $11.10, as compared to $11.18 as of June 30, 2025. The decrease in NAV per share from June 30, 2025 to September 30, 2025 was primarily attributed to net unrealized depreciation on the Company’s investment portfolio, credit support agreement, foreign currency transactions and forward currency contracts of approximately $0.08 per share, and a net realized loss on investments, credit support agreement, foreign currency transactions and forward currency contracts of $0.01 per share, partially offset by the Company’s third quarter net investment income exceeding the third quarter regular dividend and special dividend paid by $0.01 per share.
Recent Portfolio Activity
During the three months ended September 30, 2025, the Company made 14 new investments totaling $78.6 million and made investments in existing portfolio companies totaling $70.2 million. The Company had eight loans repaid totaling $61.8 million and recognized a net realized gain on these transactions of $0.2 million. The Company also received $55.1 million of portfolio company principal payments and sales proceeds and recognized a net realized loss on these transactions of $0.1 million. The Company received $2.5 million of return of capital from joint ventures, equity, and royalty rights investments. In addition, the Company sold $93.6 million of middle-market portfolio debt investments to its joint ventures, recognizing a net realized gain on these transactions of $0.7 million. Also, investments in one portfolio company were restructured, which resulted in a net realized loss of $4.8 million. Lastly, the Company received proceeds related to the sale of one equity investment totaling $16.7 million and recognized a net realized gain on such sale totaling $5.6 million.
During the three months ended September 30, 2025, the Company recorded net unrealized depreciation totaling $8.8 million, consisting of net unrealized depreciation on the Company’s current portfolio of $17.3 million, net unrealized depreciation related to foreign currency transactions of $1.5 million and deferred taxes of $0.3 million, partially offset by net unrealized appreciation related to forward currency contracts of $7.3 million, unrealized appreciation of $1.6 million on the Sierra credit support agreement with Barings LLC (“Barings”), and net unrealized appreciation reclassification adjustments of $1.6 million related to the net realized losses on the sales / exits of certain investments. The net unrealized depreciation on the Company’s current portfolio of $17.3 million was driven primarily by the credit or fundamental performance of investments of $13.9 million, broad market moves for investments of $1.9 million and the impact of foreign currency exchange rates on investments of $1.5 million.
Liquidity and Capitalization
As of September 30, 2025, the Company had cash and foreign currencies of $83.2 million (including restricted cash of $12.9 million), $354.0 million of borrowings outstanding under its $725.0 million senior secured credit agreement, $1,275.0 million aggregate principal amount of unsecured notes outstanding and a net receivable from unsettled transactions of $93.8 million.
On September 15, 2025, the Company issued $300.0 million in aggregate principal amount of senior unsecured notes that mature on September 15, 2028 and bear interest at a rate of 5.200% per annum (the “September 2028 Notes”). The September 2028 Notes pay interest semi-annually and all principal is due upon maturity. The September 2028 Notes may be redeemed in whole or in part at any time at the Company’s option at a redemption price set forth in the indenture governing the September 2028 Notes. The September 2028 Notes were issued at a public offering price of 99.281% of the principal amount thereof. The net proceeds to the Company were approximately $294.7 million, after deducting the underwriting discounts and estimated offering expenses payable by the Company.
Share Repurchase Program
On February 20, 2025, the Board authorized a new 12-month share repurchase program. Under the program, the Company may repurchase, during the 12-month period commencing on March 1, 2025, up to $30.0 million in the aggregate of its outstanding common stock in the open market at prices below the then-current NAV per share. The timing, manner, price and amount of any share repurchases will be determined by the Company, in its discretion, based upon the evaluation of economic and market conditions, the Company’s stock price, applicable legal, contractual and regulatory requirements and other factors. The program is expected to be in effect until March 1, 2026, unless extended or until the aggregate repurchase amount that has been approved by the Board has been expended. The program does not require the Company to repurchase any specific number of shares, and the Company cannot assure stockholders that any shares will be repurchased under the program. The program may be suspended, extended, modified or discontinued at any time. During the three months ended September 30, 2025, the Company did not repurchase any shares of its common stock in the open market under the authorized program. As of November 6, 2025, the Company has repurchased a total of 250,000 shares of its common stock in the open market under the authorized program at an average price of $9.35 per share, including brokerage commissions.

Dividend Information
As previously announced on October 7, 2025, the Board declared a quarterly cash dividend of $0.26 per share on October 6, 2025.
The Company’s fourth quarter dividend is payable as follows:
Fourth Quarter 2025 Dividend:
Amount per share:         $0.26
Record date:             December 3, 2025
Payment date:             December 10, 2025

Dividend Reinvestment Plan
Barings BDC has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends and distributions on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when the Company declares a cash dividend or distribution, stockholders who have not opted out of the DRIP will have their cash dividends or distributions automatically reinvested in additional shares of the Company’s common stock, rather than receiving cash.
When the Company declares and pays dividends and distributions, it determines the allocation of the distribution between current income, accumulated income, capital gains and return of capital on the basis of accounting principles generally accepted in the United States (“GAAP”). At each year end, the Company is required for tax purposes to determine the allocation based on tax accounting principles. Due to differences between GAAP and tax accounting principles, the portion of each dividend distribution that is ordinary income, capital gain or return of capital may differ for GAAP and tax purposes. The tax status of the Company’s distributions can be found on the Investor Relations page of its website.
Subsequent Events
Subsequent to September 30, 2025, the Company made approximately $73.5 million of new commitments, of which $41.1 million closed and funded. The $41.1 million of investments consists of $41.0 million of first lien senior secured debt investments and $0.1 million of equity investments. The weighted average yield of the debt investments was 9.1%. In addition, the Company funded $21.9 million of previously committed revolvers and delayed draw term loans.
On November 4, 2025, the Company’s 4.25% Series B senior unsecured notes due November 2025 matured in accordance with the terms of the Note Purchase Agreement and the Company repaid in full the par amount plus accrued and unpaid interest.
Conference Call to Discuss Third Quarter 2025 Results
Barings BDC has scheduled a conference call to discuss third quarter 2025 financial and operating results for Friday, November 7, 2025, at 9:00 a.m. ET.
To listen to the call, please dial 877-407-8831 or 201-493-6736 approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately two hours after the conclusion of the call and will remain available until November 14, 2025. To access the replay, please dial 877-660-6853 or 201-612-7415 and enter conference ID 13750213.
This conference call will also be available via a live webcast on the investor relations section of Barings BDC’s website at https://ir.barings.com/ir-calendar. Access the website 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay will be available on the Company's website until November 14, 2025.
Forward-Looking Statements
Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or Barings BDC’s future performance or financial condition. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made, which reflect management’s current estimates, projections, expectations or beliefs, and which are subject to risks and uncertainties that may cause actual results to differ materially. Forward-looking statements include, but are not limited to, the Company’s projected net investment income and earnings, the Company’s distribution levels and frequency of distributions, the Company’s share repurchase activity and investment activity, and the ability of Barings to manage Barings BDC and identify investment opportunities, all of which are subject to change at any time based upon economic, market or other conditions, and may not be relied upon as investment advice or an indication of Barings BDC’s trading intent. More information on the risks and other potential factors that could affect Barings BDC’s financial results and future events, including important factors that could cause actual results or events to differ materially from plans, estimates or expectations included herein or discussed on the webcast/conference call, is included in Barings BDC’s filings with the Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Barings BDC’s most recently filed annual report on Form 10-K, as well as in subsequent filings, including Barings BDC’s quarterly reports on Form 10-Q. In addition, there is no assurance that Barings BDC or any of its affiliates will purchase additional shares of Barings BDC at any specific discount levels or in any specific amounts. There is no assurance that the market price of Barings BDC’s shares, either absolutely or relative to NAV, will increase as a result of any share repurchases, or that any repurchase plan will enhance stockholder value over the long term.
Non-GAAP Financial Measures
To provide additional information about the Company’s results, the Company’s management has discussed in this press release the Company’s net debt (calculated as (i) total debt less (ii) unrestricted cash and foreign currencies (excluding restricted cash) net of net payables/receivables from unsettled transactions) and its net debt-to-equity ratio (calculated as net debt divided by total net assets), which are not prepared in accordance with GAAP. These non-GAAP measures are included to supplement the Company’s financial information presented in accordance with GAAP and because the Company uses such measures to monitor and evaluate its leverage and financial condition and believes the presentation of these measures enhances investors’ ability to analyze trends in the Company’s business and to evaluate the Company’s leverage and ability to take on additional debt. However, these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for analysis of the Company’s financial results as reported under GAAP.
These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. These measures should only be used to evaluate the Company’s results of operations in conjunction with their corresponding GAAP measures. Pursuant to the requirements of Item 10(e) of Regulation S-K, as promulgated under the Securities Exchange Act of 1934, as amended, the Company has provided a reconciliation of these non-GAAP measures in the last table included in this press release.
About Barings BDC
Barings BDC, Inc. (NYSE: BBDC) is a publicly traded, externally managed investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. Barings BDC seeks to invest primarily in senior secured loans in middle-market companies that operate across a wide range of industries. Barings BDC’s investment activities are managed by its investment adviser, Barings, a leading global asset manager based in Charlotte, NC with $470+ billion* of AUM firm-wide. For more information, visit www.baringsbdc.com.
About Barings LLC
Barings is a $470+ billion* global investment manager sourcing differentiated opportunities and building long-term portfolios across public and private fixed income, real estate, and specialist equity markets. With investment professionals based in North America, Europe and Asia Pacific, the firm, a subsidiary of MassMutual, aims to serve its clients, communities and employees, and is committed to sustainable practices and responsible investment. Learn more at www.barings.com.
*Assets under management as of September 30, 2025
Media Contact:
MediaRelations@barings.com
Investor Relations:
BDCinvestorrelations@barings.com, 888-401-1088

Barings BDC, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)

	September 30, 2025	December 31, 2024
	(Unaudited)
Assets:
Investments at fair value:
Non-Control / Non-Affiliate investments (cost of $2,079,194 and $2,033,716 as of September 30, 2025 and December 31, 2024, respectively)	$2,041,097	$1,972,373
Affiliate investments (cost of $401,803 and $382,848 as of September 30, 2025 and December 31, 2024, respectively)	413,489	397,236
Control investments (cost of $83,005 and $106,132 as of September 30, 2025 and December 31, 2024, respectively)	81,729	79,663
Total investments at fair value	2,536,315	2,449,272
Cash (restricted cash of $12,898 and $13,493 as of September 30, 2025 and December 31, 2024, respectively)	71,329	74,381
Foreign currencies (cost of $11,876 and $17,343 as of September 30, 2025 and December 31, 2024, respectively)	11,877	16,958
Interest and fees receivable	41,502	39,914
Prepaid expenses and other assets	1,014	1,745
Credit support agreements (cost of $44,400 and $58,000 as of September 30, 2025 and December 31, 2024, respectively)	52,800	63,450
Derivative assets	5,291	24,816
Deferred financing fees	7,381	8,697
Receivable from unsettled transactions	94,383	16,427
Total assets	$2,821,892	$2,695,660
Liabilities:
Accounts payable and accrued liabilities	$6,125	$5,567
Interest payable	12,848	16,245
Administrative fees payable	351	540
Base management fees payable	8,415	7,888
Incentive management fees payable	5,634	7,871
Derivative liabilities	1,640	9,394
Payable from unsettled transactions	553	7,380
Borrowings under credit facility	353,981	438,590
Notes payable (net of deferred financing fees)	1,265,550	1,011,831
Total liabilities	1,655,097	1,505,306
Commitments and contingencies
Net Assets:
Common stock, $0.001 par value per share (150,000,000 shares authorized, 105,158,938 and 105,408,938 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively)	105	105
Additional paid-in capital	1,844,638	1,846,977
Total distributable earnings (loss)	(677,948)	(656,728)
Total net assets	1,166,795	1,190,354
Total liabilities and net assets	$2,821,892	$2,695,660
Net asset value per share	$11.10	$11.29

Barings BDC, Inc.
Unaudited Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Investment income:
Interest income:
Non-Control / Non-Affiliate investments	$47,746	$50,787	$141,272	$158,060
Affiliate investments	911	854	2,965	2,602
Control investments	151	22	407	460
Total interest income	48,808	51,663	144,644	161,122
Dividend income:
Non-Control / Non-Affiliate investments	4,298	1,190	7,109	3,835
Affiliate investments	9,879	8,651	29,586	26,216
Control investments	—	—	2,817	—
Total dividend income	14,177	9,841	39,512	30,051
Fee and other income:
Non-Control / Non-Affiliate investments	3,904	4,221	12,251	11,161
Affiliate investments	57	52	161	321
Control investments	43	16	47	50
Total fee and other income	4,004	4,289	12,459	11,532
Payment-in-kind interest income:
Non-Control / Non-Affiliate investments	4,401	3,987	12,156	9,714
Affiliate investments	555	193	1,164	712
Control investments	243	622	705	1,698
Total payment-in-kind interest income	5,199	4,802	14,025	12,124
Interest income from cash	216	256	601	715
Total investment income	72,404	70,851	211,241	215,544
Operating expenses:
Interest and other financing fees	21,508	22,563	63,882	64,419
Base management fee	8,415	8,046	24,626	24,515
Incentive management fees	5,634	6,597	24,489	15,886
General and administrative expenses	1,896	2,427	5,884	7,446
Total operating expenses	37,453	39,633	118,881	112,266
Net investment income before taxes	34,951	31,218	92,360	103,278
Income taxes, including excise tax expense	1,338	1,033	2,547	1,599
Net investment income after taxes	$33,613	$30,185	$89,813	$101,679

Barings BDC, Inc. Unaudited Consolidated Statements of Operations — (Continued) (in thousands, except share and per share data)
	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Realized gains (losses) and unrealized appreciation (depreciation) on investments, credit support agreements, foreign currency transactions and forward currency contracts:
Net realized gains (losses):
Non-Control / Non-Affiliate investments	$6,442	$(8,543)	$2,083	$(13,465)
Affiliate investments	(4,833)	—	(4,833)	(4,179)
Control investments	6	—	(24,450)	—
Net realized gains (losses) on investments	1,615	(8,543)	(27,200)	(17,644)
Credit support agreements	—	—	9,400	—
Foreign currency transactions	76	508	2,312	902
Forward currency contracts	(2,998)	(2,859)	(2,045)	(7,531)
Net realized gains (losses)	(1,307)	(10,894)	(17,533)	(24,273)
Net unrealized appreciation (depreciation):
Non-Control / Non-Affiliate investments	(14,718)	24,957	16,489	25,629
Affiliate investments	3,891	(3,452)	2,693	(5,691)
Control investments	(5,252)	(1,496)	25,194	(3,262)
Net unrealized appreciation (depreciation) on investments	(16,079)	20,009	44,376	16,676
Credit support agreements	1,600	654	2,950	(6,600)
Foreign currency transactions	(1,536)	(9,775)	(24,519)	(5,234)
Forward currency contracts	7,259	(8,159)	(18,401)	3,213
Net unrealized appreciation (depreciation)	(8,756)	2,729	4,406	8,055
Net realized gains (losses) and unrealized appreciation (depreciation) on investments, credit support agreements, foreign currency transactions and forward currency contracts	(10,063)	(8,165)	(13,127)	(16,218)
Net increase (decrease) in net assets resulting from operations	$23,550	$22,020	$76,686	$85,461
Net investment income per share — basic and diluted	$0.32	$0.29	$0.85	$0.96
Net increase (decrease) in net assets resulting from operations per share — basic and diluted	$0.22	$0.21	$0.73	$0.81
Dividends / distributions per share:
Regular quarterly dividends / distributions	$0.26	$0.26	$0.78	$0.78
Special dividends / distributions	0.05	—	0.15	—
Total dividends / distributions per share	$0.31	$0.26	$0.93	$0.78
Weighted average shares outstanding — basic and diluted	105,158,938	105,715,277	105,253,993	105,883,524

Barings BDC, Inc.
Unaudited Consolidated Statements of Cash Flows
(in thousands)

	Nine Months Ended	Nine Months Ended
	September 30, 2025	September 30, 2024
Cash flows from operating activities:
Net increase (decrease) in net assets resulting from operations	$76,686	$85,461
Adjustments to reconcile net increase (decrease) in net assets resulting from operations to net cash provided by (used in) operating activities:
Purchases of portfolio investments	(561,582)	(345,954)
Repayments received / sales of portfolio investments	425,436	422,926
Loan origination and other fees received	9,579	5,759
Net realized (gain) loss on investments	27,200	17,644
Net realized (gain) loss of CSAs	(9,400)	—
Net realized (gain) loss on foreign currency transactions	(2,312)	(902)
Net realized (gain) loss on forward currency contracts	2,045	7,531
Net unrealized (appreciation) depreciation on investments	(44,376)	(16,676)
Net unrealized (appreciation) depreciation of CSAs	(2,950)	6,600
Net unrealized (appreciation) depreciation on foreign currency transactions	24,519	5,234
Net unrealized (appreciation) depreciation on forward currency contracts	18,401	(3,213)
Payment-in-kind interest / dividends	(19,508)	(15,847)
Amortization of deferred financing fees	3,651	3,473
Accretion of loan origination and other fees	(7,962)	(8,071)
Amortization / accretion of purchased loan premium / discount	(1,022)	(650)
Proceeds from termination of CSA	23,000	—
Payments for derivative contracts	(27,447)	(15,827)
Proceeds from derivative contracts	25,402	8,296
Changes in operating assets and liabilities:
Interest and fees receivable	2,031	9,058
Prepaid expenses and other assets	731	(257)
Accounts payable and accrued liabilities	(2,702)	(1,083)
Interest payable	(3,405)	3,816
Net cash provided by (used in) operating activities	(43,985)	167,318
Cash flows from financing activities:
Borrowings under credit facility	431,839	91,500
Repayments of credit facility	(540,495)	(468,568)
Proceeds from notes	300,000	300,000
Repayments of notes	(50,000)	—
Financing fees paid	(5,247)	(7,205)
Purchases of shares in repurchase plan	(2,339)	(4,973)
Cash dividends / distributions paid	(97,906)	(82,606)
Net cash provided by (used in) financing activities	35,852	(171,852)
Net increase (decrease) in cash and foreign currencies	(8,133)	(4,534)
Cash and foreign currencies, beginning of period	91,339	70,528
Cash and foreign currencies, end of period	$83,206	$65,994
Supplemental Information:
Cash paid for interest	$60,376	$52,942
Excise taxes paid during the period	$4,001	$1,936

Barings BDC, Inc.
Unaudited Reconciliation of Debt to Net Debt and Calculation of Net Debt-to-Equity Ratio
(in thousands, except ratios)

	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
Total debt (principal)	$1,628,981	$1,572,313	$1,522,268	$1,463,590
minus: Cash and foreign currencies (excluding restricted cash)	(70,308)	(44,547)	(93,355)	(77,846)
plus: Payable from unsettled transactions	553	4,189	47,075	7,380
minus: Receivable from unsettled transactions	(94,383)	(15,522)	(340)	(16,427)
Total net debt(1)	$1,464,843	$1,516,433	$1,475,648	$1,376,697

Total net assets	$1,166,795	$1,175,844	$1,188,803	$1,190,354

Total net debt-to-equity ratio(1)	1.26x	1.29x	1.24x	1.16x
(1) See the “Non-GAAP Financial Measures” section of this press release.